Exhibit 4.152

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

№ 123687 dated October 01, 2014

For the provision of

communication services for the purpose of broadcasting

This license is granted to

Limited Liability Company

Sputnikovoe TV

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1127746631495

Taxpayer Identification No. (INN)

7709909783

Location:

109147, Moscow, 5 Vorontsovskaya str., bldg 2

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

to October 01, 2019

This license is granted on the basis of the decision of the licensing authority - Order No. 646-rchs of October “01”, 2014.

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 060269

Annex to License No. 123687 **

License requirements

1. Limited Liability Company Sputnikovoe TV (the Licensee) shall comply with the terms of this license.

Short name:

STV LLC

OGRN 1127746631495	INN 7709909783

Location:

109147, Moscow, 5 Vorontsovskaya str., bldg 2

2. The Licensee shall start provision of services under the license no later than 01.10.2015.

3. The Licensee shall provide communication services in accordance with the terms of the license only in the territory of the following constituent subjects of the Russian Federation:

the Adygea Republic, the Altai Republic, the Bashkortostan Republic, the Buryatia Republic, the Dagestan Republic, the Ingushetia Republic, the Kabardino-Balkar Republic, the Kalmykia Republic, the Karachaevo-Cherkesia Republic, the Karelia Republic, the Komi Republic, the Mari-El Republic, the Mordovia Republic, the Sakha Republic (Yakutia), the Severnaya Osetia-Alania Republic, the Tatarstan Republic, the Tuva Republic, the Udmurt Republic, the Khakassia Republic, the Chechen Republic, the Chuvashia Republic;

the Altai region, the Zabaykalsky region, the Krasnodar region, the Krasnoyarsk region, the Perm region, the Primorsky region the Stavropol region, the Khabarovsk region;

the Amur region, the Arkhangelsk region, the Astrakhan region, the Belgorod region, the Bryansk region, the Vladimir region, the Volgograd region, the Vologda region, the Voronezh region, the Ivanovo region, the Irkutsk region, the Kaliningrad region, the Kaluga region, the Kemerovo region, the Kirov region, the Kostroma region, the Kurgan region, the Kursk region, the Leningrad region, the Lipetsk region, the Moscow region, the Nizhny Novgorod region, the Novgorod region, the Novosibirsk region, the Omsk region, the Orenburg region, the Orel region, the Penza region, the Pskov region, the Rostov region, the Ryazan region, the Samara region, the Saratov region, the Sakhalin region, the Sverdlovsk region, the Smolensk region, the Tambov region, the Tver region, the Tomsk region, the Tula region, the Tyumen region, the Ulyanovsk region, the Chelyabinsk region, the Yaroslavl region;

Moscow, St. Petersburg, Sevastopol;

the Jewish Autonomous Region;

the Khanty Mansiysk Autonomous region, the Yamal-Nenetsk Autonomous region.

4. The Licensee under this license shall provide the following to the subscribers and (or) users *:

a)   reception of TV broadcasting and (or) radio broadcasting programming signals from broadcasters;

b)   broadcasting programming signals over the air.

a)   broadcasting free of charge of mandatory public TV channels and (or) radio channels, the list of which is determined by the laws of the Russian Federation on media, if the activities in the field of communications services for the purpose of broadcasting are carried out on the basis of contracts with subscribers.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting broadcasting network of the licensee to the public telecommunications network, connecting other communication networks to broadcasting network of the Licensee.

7. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

8. Provision of telecommunications services in accordance with the terms of this license shall be permitted only subject to the license (s) for broadcasting and (or) contract (s) with the Licensee-broadcaster, except as specified in paragraph 9 of these terms.

9. In the case of the provision of telecommunications services for the purpose of broadcasting under a contract with the subscriber, the Licensee must carry out broadcasting of mandatory public television and (or) radio channels in communication networks operated by it, at its own expense (without signing contracts with broadcasters of mandatory public television and (or) radio channels, without charging any fees for reception and broadcast of these channels from subscribers and broadcasters of mandatory public television and (or) radio channels).

10. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to communications services for the purposes of broadcasting and aimed at improvement of their customer value, unless it requires a separate license.

Laced, numbered and sealed

Three (3) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya

08 OCT 2014

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296